EXHIBIT 23.2
[Cooper Engineering Company, Inc. Letterhead]

March 1, 2017
Emerge Energy Services LP
6000 Western Place, Suite 465
Fort Worth, TX 76092
Ladies and Gentlemen:
The undersigned hereby consents to the incorporation by reference in this Registration Statement on Form S-3, including any amendment thereto, any related prospectus and any related prospectus supplement (the “Registration Statement”), of information contained in Emerge Energy Services LP’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “Annual Report”) relating to our reports setting forth the estimates of reserves of Superior Silica Sands LLC as of December 31, 2016. We also consent to all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts.”

Respectfully submitted,
/s/ Bruce Markgren

Bruce Markgren, P.E.
President
Cooper Engineering Company, Inc.